UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) June 20, 2008
MYERS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code (330) 253-5592
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On June 20, 2008, the Board of Directors of Myers Industries, Inc. (the “Company”), upon the recommendation of the Compensation Committee (the “Compensation Committee”) approved the execution of an amended and restated employment agreement (the “Employment Agreement”) for John C. Orr to continue as President and Chief Executive Officer of the Company, effective as of June 1, 2008, for a term of three years, renewable by the Company for one additional three year term. Under the terms of the Employment Agreement, Mr. Orr will receive an annual base salary of $725,000 in 2008, subject to annual review by the Compensation Committee. For 2008, Mr. Orr will be eligible to earn an annual bonus determined in accordance with the bonus plan adopted by the Compensation Committee as in effect for 2008. Thereafter, any annual bonus shall be determined by the Compensation Committee pursuant to metrics mutually established by the Compensation Committee and Mr. Orr, with a target annual bonus opportunity for each year that is not less than Mr. Orr’s then current base salary. Mr. Orr is granted a special option to purchase shares of the Company’s common stock, the value of which special grant shall not be less than seven hundred and fifty thousand dollars ($750,000) determined on the basis of a Black-Scholes valuation. In addition, Mr. Orr will receive the following benefits under the Employment Agreement: (1) participation in all other benefit plans in which the other executive officers of the Company are eligible to participate; (2) an automobile and reimbursement for expenses thereof; (3) annual vacation of not less than four weeks; (4) life insurance coverage with a death benefit of not less than Mr. Orr’s annual base salary in effect at the time of his death; (5) long term disability insurance coverage equal to at least sixty (60%) percent of Mr. Orr’s annual base salary in effect at the time of disability; (6) commencing in 2008, at the Company’s customary time for granting stock options, an annual grant to purchase shares of the Company’s common stock, the value of which annual grant shall not be less than one million dollars ($1,000,000) determined on the basis of a Black-Scholes valuation or other commonly accepted valuation methodology; (7) a supplemental retirement benefit of two hundred and seventy five thousand dollars ($275,000) per year for a period of ten years commencing on the later of his retirement or attainment of age 65; and (8) Mr. Orr will also be entitled to receive reimbursement for any excise taxes that Mr. Orr may be required to pay as a result of payments received under the Employment Agreement.
     In the event that Mr. Orr’s employment is terminated by the Company other than for cause, is terminated by Mr. Orr for good reason, or is not renewed by the Company at the end of the initial three year term, then the Company will pay to Mr. Orr: (1) three times Mr. Orr’s annual base salary as in effect on the date of his termination in a lump sum within thirty (30) days after such termination; (2) an amount equal to the sum of (A) three times his Annual Bonus at the highest rate in effect during the prior three year period plus (B) a pro-rata portion of the target annual bonus within thirty (30) days after such termination; (3) COBRA health coverage at the Company’s expense for the applicable period under 4980B of the Internal Revenue Code of 1986, as amended, followed by coverage under the Company’s health care plans for the remainder of the payment term; (4) continuation of the automobile allowance for the remainder of the payment term; (5) long term disability protection for the remainder of the payment term; (6) life insurance protection for the remainder of the payment term; and (7) outplacement services for one year.
     In the event that Mr. Orr is terminated due to his death or disability, then Mr. Orr or his spouse will be entitled to receive: (1) the base salary and annual bonus accrued and unpaid; (2) any amounts payable under any Company employee benefit plan; and (3) COBRA coverage at the Company’s expense for the applicable period under 4980B of the Internal Revenue Code of 1986, as amended. If Mr. Orr is terminated with cause or by Mr. Orr without good reason, then no further compensation is payable to Mr. Orr other than compensation earned prior to the termination but unpaid at the time of termination.
     Upon the occurrence of specified change in control events, Mr. Orr may elect to terminate his agreement anytime prior to February 13 of the year following the date on which the change in control occurs. In such event, his termination will be treated as a termination for good reason, and all of his outstanding stock options and restricted stock awards will become vested, to the extent not previously forfeited or terminated.
     The Employment Agreement also provides that during the term of the Employment Agreement, and for a period of three years thereafter, Mr. Orr will not act in violation of the Non-Competition and Non-Disclosure Agreement between Mr. Orr and the Company, dated July 18, 2000 and filed with the SEC as Exhibit 10(j) to Form 10-Q, dated May 6, 2003. The full text of the Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K.
     On June 20, 2008 the Board of Directors of the Company, upon the recommendation of the Compensation Committee, approved the execution of an amendment to the Company’s Supplemental Executive Retirement Plan for John C. Orr (the “SERP”). The amendment incorporates changes to the SERP that are provided for in the Employment Agreement. The full text of the amendment to the SERP is attached as Exhibit 10.2 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits

10.1	Employment Agreement between the Company and John C. Orr, dated June 19, 2008.

10.2	Amendment to the Myers Industries, Inc. Executive Supplemental Retirement Plan (John C. Orr) effective June 20, 2008.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.
(Registrant)
DATE June 24, 2008	By:	/s/ Donald A. Merril
Donald A. Merril
Vice President, Chief Financial Officer and Secretary